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                                                                    EXHIBIT 10.6
                                                                    ------------

                                EKCO GROUP, INC.
                          98 Spit Brook Road, Suite 102
                                Nashua, NH 03062


                                               December 4, 1996
                                               (as amended February 10, 1999)

Mr. Malcolm L. Sherman
10 Albion Road
Wellesley, MA  02481

         Re: EMPLOYMENT AGREEMENT

Dear Mal:

         This letter is to confirm our understanding with respect to (i) your future employment by Ekco Group, Inc. (the "Company"), (ii) your agreement to protect and preserve information and property which is confidential and proprietary to the Company, and (iii) your agreement not to compete with the Company (the terms and conditions agreed to in this letter shall hereinafter be referred to as the "Agreement"). In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

         1. EMPLOYMENT. The Company will employ you, and you agree to be employed by the Company, as the Company's Chief Executive Officer and Chairman of the Board and you agree to perform such services and discharge such duties and responsibilities, consistent with that office, as may be prescribed by the Board of Directors of the Company from time to time. You shall devote your full time and best efforts in the performance of the foregoing services, provided, however, that you shall not be prevented or limited from continuing to serve as a member of the Board of Directors or Board of Trustees of those corporations or entities which you currently serve and such other positions as to which the Board of Directors may consent, from time to time, which consent will not be unreasonably withheld.

         2.       TERM OF EMPLOYMENT.

         (a) TERM; TERMINATION. Your employment hereunder shall commence on December 4, 1996 and shall continue thereafter on an "at-will" basis until terminated either by you or by the Company for any reason upon written notice to the other. The right of the Company to terminate your employment hereunder, to which you hereby agree, shall be exercisable by written notice sent to you by the Company and shall be effective as of the date of such notice.


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         3.       COMPENSATION.

         (a) SALARY AND BONUS. The Company shall pay you as compensation for your services and agreements hereunder during the term hereof (i) salary at the rate of $250,000 per year, payable in accordance with the Company's salary payment policy for executive employees generally, less any amounts required to be withheld under applicable law, and (ii) a bonus in such amount, if any, as may be determined annually by the Board of Directors or the Compensation Committee in its sole discretion.

         (b) TERMINATION. Upon termination of your employment hereunder, no further compensation or benefits of any kind shall be payable to you hereunder, except as provided in Sections 4(c), 5(c) and 5(d) below; provided, however, that you shall continue to be bound by the terms and conditions of this Agreement (other than Section 1 hereof).

         4.       STOCK AND STOCK RIGHTS.

         (a) Upon the date of your acceptance of this Agreement, the Company granted to you a stock option to purchase an aggregate of 900,000 shares of the common stock, $.01 par value ("Common Stock"), of the Company, with an exercise price per share equal to the fair market value of the Common Stock on the date of grant and subject to the terms and conditions set forth in the Non-Qualified Stock Option Agreement (the "Option Agreement") attached hereto as EXHIBIT A.

         (b) The Board of Directors, in its sole discretion, may from time to time grant you additional shares of stock of the Company or options to purchase such shares pursuant to the Company's stock option plans, restricted stock purchase plans or other stock plans.

         (c) Immediately upon the occurrence of any of the Listed Contingencies (as defined below), you (or your estate, as appropriate) shall have the unconditional, unencumbered and free right, title and interest in all shares of stock of the Company which were granted, sold or optioned (subject, if you or your estate elect to exercise unexercised rights, to your obligation to pay the option exercise price or other purchase price to the extent theretofore not paid) to you by the Company at any time prior to the date of such Listed Contingency as if all restrictions imposed by the Company had lapsed and all events necessary to vest in you (or your estate) such rights, including the lapsing of time, had occurred, and the Company shall take all such actions as may be necessary to release any then existing restrictions imposed by the Company and waive any rights to repurchase such shares. For the purposes of this Agreement, "Listed Contingencies" shall be limited to the following events:

         (1) The occurrence of a Change of Control (as defined below) while you are employed hereunder, and without regard to whether or not your employment by the Company is terminated, whether a Constructive Termination (as defined below) occurs at such time or thereafter or the manner of any subsequent


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                  termination of your employment; or
         (2) An event of Constructive Termination or termination by the Company of your employment without Good Cause (as defined below) following a Change of Control; or
         (3)      Termination of your employment as a result of your death; or
         (4) Termination of your employment as a result of your permanent and total disability (subject to the provisions of Section 4(g) below).

         (d) As used herein, "Change of Control" shall be deemed to have occurred (i) if any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than the Company or any employee stock plan of the Company is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifteen percent (15%) or more of the outstanding Common Stock of the Company; or (ii) ten (10) days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by any "person" of fifteen percent (15%) or more of the outstanding Common Stock of the Company, provided, however, that at the conclusion of such ten (10) day period such person has not discontinued or rescinded his intention to make such a tender or exchange offer; or (iii) if during any consecutive twelve (12) month period beginning on or after the date on which this Agreement is executed individuals who at the beginning of such period were directors of the Company cease, for any reason, to constitute at least a majority of the Board of Directors of the Company; or (iv) if a merger of, or consolidation involving, the Company in which the Company's stock is converted into securities of another corporation or into cash shall be consummated, or a plan of complete liquidation of the Company (whether or not in connection with a sale of all or substantially all of the Company's assets) shall be adopted and consummated, or substantially all of the Company's operating assets are sold (whether or not a plan of liquidation shall be adopted or a liquidation occurs), excluding in each case a transaction solely for the purpose of reincorporating the Company in a different jurisdiction or recapitalizing the Company's stock.

         (e) As used herein, "Constructive Termination" shall be deemed to have occurred if and when (i) your base salary is decreased below the level in effect on the date of the last amendment of this Agreement, or the aggregate salary and incentive compensation or benefits available to be earned by you is directly or indirectly reduced or eliminated, or the bonus percentage, if any, applicable to your participation in any compensation or bonus plan or arrangement is reduced, without your consent, provided, however, that nothing herein shall be construed to guarantee your bonus awards if performance is below applicable targets, or (ii) the importance of your job responsibilities is reduced without your consent, or (iii) a proposal is made to relocate you to a location other than Nashua, New Hampshire or the greater Boston, Massachusetts metropolitan area without your consent.


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         (f)      As used herein, "Good Cause" shall mean and be limited to a material breach of any of your obligations under Section 1, 6 or 7 hereof, or any action by you during the term of this Agreement involving willful malfeasance or gross (but not simple) negligence on your part in a material respect. Notwithstanding the foregoing, following a Change of Control, "Good Cause" shall not be deemed to have occurred unless (1) the conduct which is the basis for such material breach is either willful or intentionally unlawful and
(2) you shall not have ceased such conduct or cured the effect thereof, if curable, so that such breach shall no longer be material within thirty (30) days after you shall have received written notice from the Company of the Company's intention to terminate your employment for Good Cause, which notice shall specify in detail the basis therefor.

         (g) The determination that, by virtue of total and permanent disability, you are unable to perform your duties hereunder shall by made by a physician chosen by the Company and reasonably satisfactory to you (or your legal representative). The cost of such examination shall be borne by the Company. Without limiting the generality of the foregoing, unless otherwise agreed, you shall be conclusively presumed to be permanently and totally disabled hereunder if for reasons involving mental or physical illness or physical injury you fail to perform such duties for a period of one hundred eighty (180) days or more in any twelve (12) month period. For the purposes of this Section 4(g), the date of termination shall be the earlier of the date of such physician's examination pursuant to which such determination is made or the first business day after which such 180-day period has expired.

         5.       BENEFITS AND REIMBURSEMENT OF EXPENSES.

         (a) VACATION. You shall be entitled to four weeks of vacation leave for each 12 months of service performed by you at a time or times (either consecutively or not consecutively) mutually agreeable to the Company and you. The Company will not pay you any additional compensation for any vacation time which is not used.

         (b) EMPLOYEE BENEFIT PLANS. You shall also be entitled to participate in such employee benefit plans and fringe benefits which the Company provides or may establish for the benefit of its executive employees generally (including, without limitation, group life, medical, dental and other insurance plans), but only if and to the extent provided in such employee benefit plans.

         (c) REIMBURSEMENT OF EXPENSES. You shall be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses (including first class air travel and hotel accommodations) which are reasonably incurred by you in furtherance of the Company's business in accordance with reasonable policies adopted from time to time by the Company.

         (d)      EXCISE TAX. In the event you become subject to tax under
Section 4999 of the Internal Revenue Code (the "IRC"), or any similar tax ("Excise Tax"), as a result of any payment (within the meaning of Section 280G of the IRC or other applicable provision) by the Company or


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any affiliate of the Company, the Company agrees that it will then "gross up"
your compensation by making an additional payment to you in an amount which, after reduction for any income or excise taxes payable as a result of receiving such additional payment, is equal to the Excise Tax.

         6. CONFIDENTIALITY, INVENTIONS, AND NON-COMPETITION ACKNOWLEDGEMENTS AND AGREEMENTS.

         (a) Your agreements set forth in this Section 6 shall survive the expiration or termination of this Agreement and the termination of your employment with the Company for any reason.

         (b) You acknowledge that irreparable injury would be caused to the Company by your breach of any of the provisions of this
                  Section 6, and agree that in the event of any such breach, the Company and any of its affiliates, in addition to such other rights and remedies as may exist in its favor, may apply to any court of law or equity having jurisdiction to enforce the specific performance of the provisions of this Section 6 and may apply for injunctive relief against any act which would violate any such provisions.

         (c) You recognize that you now have knowledge of and/or may hereafter gain knowledge of, confidential information, trade secrets, confidential processes, confidential patentable or unpatentable inventions or confidential "know how", including, without limitation, techniques, formulae, designs, developments, projects, technical information and manufacturing process and distribution methods, relating to, or concerned with the business of the Company and its affiliates prior to the termination of this Agreement and their respective suppliers, customers, stockholders, licensors, licensees, and other persons or entities with which the Company or its affiliates has, has had, or may in the future have any commercial, scientific or technical relationship. During the term of this Agreement and at all times following the termination of your employment for any reason, you will not, directly or indirectly, divulge, furnish or make accessible to anyone (other than as required in the regular course of your employment by the Company or with the consent of the Board of Directors) such information. The prohibitions contained in this Section 6(c) shall not apply to information which is (a) within the domain of the general public; (b) generally known within the industry or industries in which the Company or its affiliates is involved; or (c) independently developed by you without utilization of confidential information gained while in the employ of the Company; provided that you shall not have disclosed such information in violation of this Agreement. All documents, records, apparatus, equipment and other physical property furnished to you by the Company or any affiliates of the Company or produced by you or others in connection with your services to the Company or any such affiliate shall be and remain the sole property of the Company. You will return and deliver such property



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                  to the Company as and when requested by the Company. Copies of documents and records may be kept, but shall be kept completely confidential to the same extent as other confidential information of the Company. You shall return and deliver all such property upon termination of your employment for any reason, and you will not take with you any such property or any reproduction of such property upon such termination.

         (d) Any work or research or the results thereof, made or developed by you, alone or in conjunction with others during the term of your employment, including but without limitation, any designs, patents, inventions, processes, know-how or formulae created, invented or conceived during the period of your employment by the Company, whether during or out of the usual hours of work, which arise out of or are related to the business, research, or development work or field of operation of the Company, or any of its affiliates, shall to the extent of your interest therein be the sole and exclusive property of the Company, shall be disclosed in writing to the Company and to no other person, unless so directed in writing by the Board of Directors, and you hereby assign to the Company all and any right which you have or may acquire in the same. To this end, both during the period of your employment and at all times thereafter, you agree to execute all necessary papers, instruments and documents properly required to effect such assignment to the Company or its nominee, to make application through the Company's patent attorney or general counsel at the expense of the Company, for such United States and foreign patents as may be specified from time to time by the Company on inventions, processes, or formulae which are or become the property of the Company hereunder, and to execute assignments upon the Company's request, for your entire interest in all such applications to the Company or to its nominee without compensation (other than your usual compensation as an employee of the Company) and you agree to give the Company and its patent attorney or general counsel all reasonable assistance in preparing such applications, descriptions, and illustrations of each such invention, process, or formula and in connection with proceedings relating thereto or to such other applications or patents resulting therefrom; and further agree to execute all lawful papers considered necessary by the Company and do all that the Company reasonably requests in order to protect the Company's rights in said inventions, processes, and formulae or to obtain patents thereon, including, without limitation, continuations, reissues, renewals, and extensions. It is further agreed that your obligations specified hereunder shall not expire with the termination of this Agreement or your employment, but the Company agrees to pay you a reasonable amount for any time that you spend in such work at the Company's request after the termination of this Agreement or your employment hereunder and agrees to reimburse you for expenses reasonably or necessarily incurred in connection with such work.


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         (e)      In consideration of your continued employment by the Company, and the other benefits accruing to you hereunder, and subject to the fulfillment by the Company of its obligations to you hereunder, you agree that during the term of this Agreement and for a period of thirty-six (36) months following the date of termination of your employment pursuant to Section 2 hereof (such period of employment and thirty-six (36) month period being referred to in this Agreement as the "Non-Competition Period"), you will not engage or participate, directly or indirectly, within the United States of America or Canada either as principal, agent, employee, employer, consultant, stockholder, partner or in any other individual or representative capacity whatever, in the conduct or management of, or own any stock or other proprietary interest in, or debt of, any business which shall be competitive with any business which is or was conducted by the Company or any affiliate of the Company, while you were an employee of the Company, unless you shall have obtained the prior written consent of the Board of Directors, and which consent shall make express reference to this Agreement. Notwithstanding any other provision in this
                  Section 6, you shall be free without such consent to make investments, directly or indirectly, in the securities of any publicly-owned entity if your ownership thereof is limited to not more than three percent (3%) of the issued and outstanding securities of any class of securities of such entity. You acknowledge that your skills and your experience are such that you can anticipate finding employment at an executive level in a wide variety of industries and represent and agree that the restrictions imposed by this Section 6 on employment are necessary for the protection of the legitimate interests and competitive position of the Company and do not impose undue hardships on you.

         (f) During the Non-Competition Period, you shall not, directly or indirectly, solicit any officer, director, executive, employee or consultant of the Company or any affiliate of the Company to leave such employment or terminate such position.

         7. NO CONFLICTING AGREEMENTS. You hereby represent and warrant that you have no commitments or obligations inconsistent with this Agreement and you hereby agree to indemnify and hold the Company harmless against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

         8.       GENERAL.

         (a) NOTICES. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand,
(ii) made by telex, telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

         If to Malcolm L. Sherman:          Malcolm L. Sherman


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                                            10 Albion Road
                                            Wellesley, MA  02481
         If to the Company:                 Ekco Group, Inc.
                                            98 Spit Brook Road
                                            Nashua, NH  03062
                                            Attn: Vice President
                                                  and General Counsel

         All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telex, telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

         (b) ENTIRE AGREEMENT. This Agreement and the Option Agreement embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

         (c) MODIFICATIONS AND AMENDMENTS. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

         (d) WAIVERS AND CONSENTS. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

         (e) ASSIGNMENT. The Company may assign its rights and obligations hereunder to any person or entity who succeeds to all or substantially all of the Company's business or that aspect of the Company's business in which you are principally involved. Your rights and obligations under this Agreement may not be assigned by you without the prior written consent of the Company.

         (f) BENEFIT. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed


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to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

         (g) GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of New Hampshire without giving effect to the conflict of law principles thereof.

         (h) ARBITRATION. Except with respect to the provisions of Section 6 hereof, any controversy, dispute or claim arising out of or in connection with this Agreement, or the breach, termination or validity hereof, shall be settled by final and binding arbitration to be conducted by an arbitration tribunal in Boston, MA, pursuant to the rules of the American Arbitration Association. The arbitration tribunal shall consist of three arbitrators. The party initiating arbitration shall nominate one arbitrator in the request for arbitration and the other party shall nominate a second in the answer thereto within thirty (30) days of receipt of the request. The two arbitrators so named will then jointly appoint the third arbitrator. If the answering party fails to nominate its arbitrator within the thirty (30) day period, or if the arbitrators named by the parties fail to agree on the third arbitrator with sixty (60) days, the office of the American Arbitration Association in Boston, MA shall make the necessary appointments of such arbitrator(s). The decision or award of the arbitration tribunal (by a majority determination, or if there is no majority, then by the determination of the third arbitrator, if any) shall be final, and judgment upon such decision or award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such decision or award and an order of enforcement. In the event of any procedural matter not covered by the aforesaid rules, the procedural law of the State of New Hampshire shall govern.

         (i) JURISDICTION AND SERVICE OF PROCESS. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New Hampshire or of the United States of America for the District of New Hampshire. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 8(a) hereof.

         (j) SEVERABILITY. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the Company and you agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision,


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and/or to delete specific words and phrases ("blue-pencilling"), and in its reduced or blue-pencilled form such provision shall then be enforceable and shall be enforced.

         (k) HEADINGS AND CAPTIONS. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.

         (l) NO WAIVER OF RIGHTS, POWERS AND REMEDIES. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

         (m) EXPENSES. Should any party breach this Agreement, in addition to all other remedies available at law or in equity, such party shall pay all of any other party's costs and expenses resulting therefrom and/or incurred in enforcing this Agreement, including legal fees and expenses.

         (n) COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                   [REMAINDER OF PAGE DELIBERATELY LEFT BLANK]


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         If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

                                         Very truly yours,

                                         EKCO GROUP, INC.



                                         By: /S/ DONATO A. DENOVELLIS
                                             ----------------------------
                                         Name: DONATO A. DENOVELLIS
                                               --------------------------
                                         Title: EVP/CFO
                                                -------------------------


Accepted and Approved



/S/ MALCOLM L. SHERMAN
-------------------------------
Malcolm L. Sherman

Dated: 12/04/96 and 03/04/99
       ------------------------










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